Exhibit 99.1

IDEXX Laboratories Announces Third Quarter Results

WESTBROOK, Maine, Oct. 31, 2019 /PRNewswire/ --

  Reports revenue growth of 11% on a reported basis and 12% on an organic basis, driven by Companion Animal Group ("CAG") Diagnostics recurring revenue growth of 13% reported and 14% organic
  Delivers EPS of $1.24, representing 18% growth on a reported basis and 21% on a comparable constant currency basis
  Updates 2019 revenue guidance to $2,395 million - $2,405 million, reflecting expectations for reported revenue growth of 8% - 8.5% and organic revenue growth of 10% - 10.5%, supported by CAG Diagnostics recurring reported revenue growth of 9.5% - 10% and organic revenue growth of 11.5% - 12%
  Adjusts 2019 EPS outlook range to $4.72 - $4.78, $0.12 below the mid-point of prior guidance, as positive revisions to the full year operating outlook are offset by a projected $0.18 negative impact from charges associated with CEO transition in the fourth quarter
  Provides preliminary 2020 financial guidance for revenue growth of 9% - 10.5% on a reported and organic basis, and EPS of $5.30 - $5.46, an increase of 12% - 15% on a reported basis and 17% - 20% on a comparable constant currency basis

IDEXX Laboratories, Inc. (NASDAQ: IDXX), a global leader in veterinary diagnostics, veterinary practice software and water microbiology testing, reports revenues of $605 million for the third quarter of 2019, an increase of 11% on a reported basis, and 12% on an organic basis, including over 1% in growth benefit related to equivalent business day effects.

Third quarter results were driven by CAG Diagnostics recurring revenue growth of 13% reported and 14% organic, including a nearly 2% growth benefit related to equivalent business day effects. CAG Diagnostics recurring revenue results reflected strong 13% reported and organic revenue growth in the U.S. and international revenue growth of 12% reported and 16% organic. Global results reflected strong double-digit growth in IDEXX VetLab® consumables, reference laboratory diagnostic and consulting services revenues, and high single-digit growth in rapid assay products revenues. IDEXX VetLab consumables revenue growth was supported by an 18% year-over-year increase in the Catalyst® chemistry analyzer installed base, benefiting from 1,270 placements at new and competitive accounts globally, a 23% year-over-year increase. Overall organic revenue growth results in the third quarter were also supported by high single-digit organic growth in Water and livestock, poultry and dairy ("LPD") revenues.

Earnings per diluted share ("EPS") was $1.24 for the third quarter, representing reported EPS growth of 18% and comparable constant currency EPS growth of 21%. These results reflected benefits from strong CAG Diagnostics recurring revenue gains, which supported a higher than projected 160 basis point improvement in operating margins on a reported basis and 130 basis points on a constant currency basis.

The Company is updating its full year 2019 revenue growth outlook to 8% - 8.5% on a reported basis and 10% - 10.5% on an organic basis. This results in an increase of $5 million at midpoint, reflecting expectations for overall organic growth and CAG Diagnostics recurring organic revenue growth at the high end of previous estimates, incorporating strong third quarter results. This outlook is supported by expectations for CAG Diagnostics recurring reported revenue growth of 9.5% - 10% and organic revenue growth of 11.5% - 12%, consistent with strong year-to-date trends. The Company is lowering its 2019 EPS guidance range by $0.12 per share at mid-point to $4.72 - $4.78, as benefits from strong operating performance are offset by a projected $0.18 negative impact from CEO transition charges in the fourth quarter of 2019. Our updated 2019 EPS guidance is for 11% - 12% in reported EPS growth, or 15% - 16% on a comparable constant currency basis. Our EPS outlook reflects expectations for full year operating margin improvement of 55 - 70 basis points on a constant currency basis, including 55 basis points of unfavorable impact related to CEO transition charges in the fourth quarter of 2019.

The Company is providing preliminary 2020 guidance for reported and organic revenue growth of 9% - 10.5%, supported by sustained high growth CAG Diagnostics recurring revenues, and EPS of $5.30 - $5.46, supported by expectations of 100 - 150 basis points of constant currency operating margin expansion, including 50 basis points of benefit related to favorable comparisons to 2019 CEO transition charges. Reported 2020 EPS growth of 12% - 15% incorporates $0.11 of negative projected year-over-year impact from foreign exchange effects and a $0.12 year-over-year reduction in projected benefits from share-based compensation tax benefits. Adjusting for these impacts, the 2020 EPS guidance reflects projected year-over-year EPS growth of 17% - 20% on a comparable constant currency basis.

"IDEXX delivered outstanding operating results in the third quarter, supported by continued strong growth in CAG Diagnostics recurring revenues. Our high-return investments in our global commercial capability are driving the global adoption of our innovative products and services, including the rapid expansion of our Catalyst installed base and increased utilization of IDEXX's proprietary Fecal Dx® Antigen Panel and IDEXX SDMA® test," said Jay Mazelsky, the Company's President and Chief Executive Officer. Mazelsky continued," It is clear that our customers are benefiting from increased interaction and support from IDEXX engagement as we work together to advance the standard of companion animal healthcare. We are building on this momentum with an eight percent expansion of our U.S. field commercial capability in the fourth quarter of this year, which will position us well to continue delivering strong financial results aligned with our long-term goals."

Third Quarter Performance Highlights

Companion Animal Group

The Companion Animal Group generated 12% reported and 13% organic revenue growth for the quarter, supported by CAG Diagnostics recurring revenue growth of 13% reported and 14% organic, which included nearly 2% of growth benefit related to equivalent business day effects.

  IDEXX VetLab® consumables generated 16% reported and 18% organic revenue growth, including an estimated 3% of growth benefit related to equivalent business day effects. IDEXX VetLab consumables growth was supported by ongoing expansion of our global premium instrument installed base, continued strong customer retention, increases in testing utilization and moderate net price gains.
  Reference laboratory diagnostic and consulting services generated 11% reported and 12% organic revenue growth. These results were driven by continued strong double-digit organic growth in the U.S., reflecting volume gains with existing customers, moderate net price realization and benefits from net customer additions. Global organic revenue growth rates were supported by improved high single-digit revenue gains in international markets.
  Rapid assay products generated 9% reported and 10% organic revenue growth, including an estimated 3% of growth benefit related to equivalent business day effects. Rapid assay revenue growth was supported by volume gains across our SNAP® portfolio of products, including 4Dx® Plus, high customer retention rates and moderate net price gains.

Veterinary software, services and diagnostic imaging systems revenue grew 6% on a reported and organic basis, driven by growth in subscription-based service revenues, including continued expansion of our practice management platforms. Overall segment growth was constrained by comparisons to very strong prior year digital imaging system placement levels.

Water

Water achieved revenue growth of 5% on a reported basis and 7% on an organic basis in the third quarter, supported by solid volume growth across all regions.

Livestock, Poultry and Dairy ("LPD")

LPD generated revenue growth of 7% on a reported basis and 10% on an organic basis for the third quarter. These results reflected revenue gains across the product portfolio including increases in diagnostic testing in Asia from new testing programs and from testing associated with alternative food sources, such as poultry. Third quarter results also benefited from favorable comparisons to soft prior year revenue levels in the Asia region. These gains were partially offset by moderate declines in herd health screening, compared to strong prior year levels, and continued impacts on swine testing from the prolonged outbreak of African swine fever in China.

Gross Profit and Operating Profit

Gross profits increased 13% year-over-year, and gross margin was 57%, an increase of 100 basis points compared to prior year period results on a reported basis and 60 basis points on a constant currency basis. Gross margin improvement was supported by mix benefits from strong growth in IDEXX VetLab consumables revenue, reference laboratory productivity gains and continued moderate CAG Diagnostics recurring revenue net price gains.

Operating margin was 23.1% in the quarter, 160 basis points higher than the prior year period results on a reported basis and 130 basis points on a constant currency basis, supported by gross margin gains and operating expense leverage on high revenue growth. Operating expenses increased 9% on a reported basis and 10% on a constant currency basis, driven by increases in our CAG segment's sales and marketing costs and research and development spending.

2019 and 2020 Financial Outlook

The following guidance for 2019 and 2020 reflects the assumptions that for the remainder of 2019 and the full year 2020, the value of foreign currencies will remain at the following rates in U.S. dollars:

  the euro at $1.09;
  the British pound at $1.26;
  the Canadian dollar at $0.75; and
  the Australian dollar at $0.67;

and relative to the U.S. dollar:

  the Japanese yen at ¥110.00;
  the Chinese renminbi at RMB 7.22; and
  the Brazilian real at R$4.21.

Outlook for 2019

We are updating our 2019 revenue outlook to $2,395 million - $2,405 million, reflecting expectations for reported revenue growth of 8% - 8.5% and organic revenue growth of 10% - 10.5%. At mid-point, the updated revenue outlook is $5 million above our previous guidance reflecting projected organic revenue growth at the higher end of our previous guidance range. Our outlook now reflects expectations for CAG Diagnostics recurring reported revenue growth of 9.5% - 10% and organic revenue growth of 11.5% - 12%. Modest benefits from a recently completed acquisition are offset by refinements to our foreign exchange rate assumptions. At the foreign exchange rate assumptions in 2019 noted above, we estimate that the effect of the stronger U.S. dollar will reduce full year 2019 reported revenue growth by approximately 2%.

We are updating our 2019 EPS outlook to $4.72 - $4.78 per share, reflecting a decrease of $0.12 per share at mid-point, incorporating a projected $0.18 negative impact from CEO transition charges in the fourth quarter of 2019 and a negative $0.02 per share impact related to updated foreign exchange assumptions. These impacts are partially offset by $0.06 in operational improvement related to strong third quarter performance and lower projections for net interest costs, as well as $0.02 per share of improvement related to updated estimates for share-based compensation tax benefits. For the full year, we now expect a foreign exchange headwind of $0.06 per share, net of projected hedge gains of approximately $11.5 million in 2019. The updated outlook represents EPS growth of 11% - 12% on a reported basis, and 15% - 16% on a comparable constant currency growth basis.

The Company continues to project free cash flow at approximately 60% - 65% of net income in 2019 and capital spending of approximately $160 million - $175 million, including an estimated $70 million of capital spending related to the completion of our Westbrook, Maine headquarters expansion and the relocation and expansion of our core laboratory in Germany.

The Company provides the following updated guidance for 2019:

Amounts in millions except per share data and percentages

		Guidance Range			Growth Definition	Year-over-year Growth

Revenue		$2,395	-	$2,405	Reported	8%	-	8.5%
					Organic Revenue Growth	10%	-	10.5%

EPS		$4.72	-	$4.78	Reported	11%	-	12%
					Comparable Constant Currency	15%	-	16%

Operating Cash Flow	~	100% - 105% of net income

Free Cash Flow	~	60% - 65% of net income

Capital Expenditures	~	$160 million - $175 million

We now expect an effective tax rate of approximately 20%, including approximately 1% of impact related to CEO transition charges. The effective tax rate outlook incorporates expectations for share-based compensation tax benefits of $15 million or approximately 300 basis points, resulting in EPS benefits of $0.17 per share. We continue to project a reduction in weighted average shares outstanding of approximately 1%, and now expect interest expense, net of interest income, of approximately $31.5 million reflecting current and projected borrowings.

Preliminary Outlook for 2020

The Company provides the following preliminary guidance for 2020:

Amounts in millions except per share data and percentage

	Guidance Range			Growth Definition	Year-over-year Growth

Revenue	$2,610	-	$2,650	Reported	9%	-	10.5%
				Organic Revenue Growth	9%	-	10.5%

EPS	$5.30	-	$5.46	Reported	12%	-	15%
				Comparable Constant Currency	17%	-	20%

The Company's 2020 outlook is for continued strong overall organic revenue growth, supported by sustained high growth in CAG Diagnostics recurring revenues.

At the foreign exchange rates assumed in this earnings release, we estimate that foreign exchange impacts will decrease 2020 reported revenue growth by approximately 0.5%, and EPS by approximately $0.11 per share, including impacts from comparisons to approximately $11.5 million of projected foreign exchange hedge gains in 2019.

Our 2020 EPS outlook includes approximately $0.04 - $0.06 per share of projected benefit from share-based compensation tax benefits, $0.12 per share below higher than expected 2019 levels at midpoint. Our preliminary outlook for our effective tax rate is 21% - 22% and for a reduction in weighted average shares outstanding from continued stock repurchases of approximately 1%. We are projecting interest expense, net of interest income, of approximately $36 million, reflecting current and projected borrowings and the assumed continuation of current floating interest rate costs.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its third quarter 2019 results and management's outlook. To participate in the conference call, dial 1-800-230-1096 or 1-612-332-0335 and reference confirmation code 472946. Replay of the conference call will be available through Thursday, November 7, 2019 by dialing 1-800-475-6701 or 1-320-365-3844 and referencing replay code 472946. Individuals can access a live webcast of the conference call through a link on the IDEXX website, www.idexx.com/investors. An archived edition of the webcast will be available after 1:00 p.m. (Eastern) on that day via the same link and will remain available for one year.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a member of the S&P 500® Index and is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX employs more than 8,000 people and offers products to customers in over 175 countries. For more information about IDEXX, visit: www.idexx.com.

Note Regarding Forward-Looking Statements

This earnings release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included above under "2019 and 2020 Financial Outlook", "Outlook for 2019", "Preliminary Outlook for 2020", and elsewhere and can be identified by the use of words such as "expects", "may", "anticipates", "intends", "would", "will", "plans", "believes", "estimates", "projected", "should", and similar words and expressions. Our forward-looking statements include statements relating to revenue growth and EPS outlooks; operating and free cash flow forecast; projected impact of foreign currency exchange rates; projected CEO transition charges and their impact; and projected operating margins and expenses, capital expenditures, commercial infrastructure expansion, gains from foreign currency hedging transactions, tax and EPS benefits from share-based compensation arrangements, effective tax rates, weighted average shares outstanding and interest expense. These statements are intended to provide management's expectation of future events as of the date of this earnings release; are based on management's estimates, projections, beliefs and assumptions as of the date of this earnings release; and are not guarantees of future performance. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among other things, the matters described under the headings "Business," "Risk Factors," "Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk" in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and in the corresponding sections of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as well as those described from time to time in the Company's other filings with the U.S. Securities and Exchange Commission available at www.sec.gov. The Company specifically disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Statement Regarding Non-GAAP Financial Measures

The following defines terms and conventions and provides reconciliations regarding certain measures used in this earnings release and/or the accompanying earnings conference call that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to as non-GAAP financial measures. To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and liquidity and are useful for period-over-period comparisons of the performance of the Company's business and its liquidity and to the performance and liquidity of our peers. While management believes that these non-GAAP financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Constant currency - Constant currency references are non-GAAP financial measures which exclude the impact of changes in foreign currency exchange rates and are consistent with how management evaluates our performance and comparisons with prior and future periods. We estimated the net impacts of currency on our revenue, gross profit, operating profit, and EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates. These estimated currency changes impacted third quarter 2019 results as follows: decreased revenue growth by 1%, did not impact U.S. CAG Diagnostics recurring revenue growth, decreased international CAG Diagnostics recurring revenue growth by approximately 4%, decreased gross profit growth by approximately 1%, increased gross profit margin growth by 40 basis points, decreased operating expense growth by 1%, had an immaterial impact on operating profit growth, increased operating profit margin growth by 30 basis points, and had an immaterial impact on EPS growth. Estimated currency changes are also expected to decrease projected full year 2019 revenue growth by approximately 2%, decrease projected full year 2019 CAG Diagnostics recurring revenue growth by approximately 2%, increase projected 2019 operating profit margin growth by approximately 20 basis points, and decrease projected 2019 EPS growth by approximately 1%. Estimated currency changes are expected to decrease projected 2020 revenue growth by approximately 0.5%, decrease projected 2020 operating profit margin growth by 30 basis points and decrease projected 2020 EPS growth by 2%. Constant currency revenue growth represents the percentage change in revenue during the applicable period, as compared to the prior year period, excluding the impact of changes in foreign currency exchange rates. See the supplementary analysis of results below for revenue percentage change from currency for the three and nine months ended September 30, 2019.

Growth and organic revenue growth - All references to growth and organic growth refer to growth compared to the equivalent prior year period unless specifically noted. Organic revenue growth is a non-GAAP financial measure that excludes the impact of changes in foreign currency exchange rates and revenue from certain business acquisitions. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three and nine months ended September 30, 2019. See the constant currency note above for the impacts of estimated currency changes to the projected full year 2019 CAG Diagnostics recurring revenue growth and total revenue growth and projected full year 2020 revenue growth for the Company. The percentage change in revenue resulting from acquisitions represents incremental revenues attributable to business acquisitions that have occurred since the beginning of the prior year period. We exclude only acquisitions that are considered to be a business from organic revenue growth. For more detail on what acquisitions we consider to be a business in computing organic growth, please see Management's Discussion and Analysis of Financial Conditions and Results of Operations, Non-GAAP Financial Measures, contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. For the calculation of projected full year 2019 organic revenue growth and projected full year 2019 CAG Diagnostics recurring organic revenue growth, the impacts of revenue from acquisitions is immaterial. Revenue from acquisitions is expected to increase projected full year 2020 revenue growth by approximately 0.5%.

Comparable constant currency EPS growth - Comparable constant currency EPS growth is a non-GAAP financial measure that excludes the tax benefits of share-based compensation activity under ASU 2016-09. Management believes comparable constant currency EPS growth is a more useful way to measure the Company's business performance than EPS growth because it enables better period-over-period comparisons of the fundamental financial results by excluding items that vary independent of performance and provides greater transparency to investors regarding a key metric used by management. Share-based compensation tax benefits are expected to increase projected EPS by $0.17 per share for the full year 2019 compared to $0.24 per share for the full year 2018, and increased third quarter 2019 EPS by $0.05 per share compared to $0.07 per share in the third quarter of 2018. Share-based compensation tax benefits are expected to increase projected EPS by $0.05 per share for 2020. These impacts and those described in the constant currency note above reconcile reported EPS growth to comparable constant currency EPS growth for the Company.

Free cash flow - Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, reduced by the Company's investments in property and equipment. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. See the supplementary analysis of results below for our calculation of free cash flow for the nine months ended September 30, 2019 and 2018. To estimate projected 2019 free cash flow, we have deducted projected purchases of property and equipment, also referred to as capital expenditures, of $160 million - $175 million.

Debt to Adjusted EBITDA (Leverage Ratios) - Adjusted EBITDA, gross debt, and net debt are non-GAAP financial measures. Adjusted EBITDA is a non-GAAP financial measure of earnings before interest, taxes, depreciation, amortization and certain other non-cash charges. Management believes that using Adjusted EBITDA, gross debt and net debt in the Adjusted EBITDA ratio is a useful and recognized measure for evaluating financial leverage. For further information on how Adjusted EBITDA and the Debt to Adjusted EBITDA Ratio are calculated, see the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

Notes and Definitions

CEO Transition Charges - Effective November 1, 2019, Jonathan W. Ayers, our Chairman and former President and Chief Executive Officer, who has been on a medical leave of absence since June 28, 2019, will step down as Chairman of our Board, cease to be an employee of the Company and transition to the role of external Senior Advisor to the Company. Mr. Ayers will continue to serve as a member of our Board. In connection with a mutual separation agreement between the Company and Mr. Ayers, we expect to recognize charges to operating income of approximately $13.4 million in the fourth quarter of 2019, representing the cost of severance payments and an acceleration of the cost of his equity awards. In addition, we expect to increase our provision for income taxes by approximately $2.1 million, including a reduction of deferred tax assets related to previously recognized stock option tax benefits, resulting in a total charge to net income of approximately $15.5 million, net of tax impacts.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)
		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2019	2018	2019	2018
Revenue:	Revenue	$605,303	$545,448	$1,801,462	$1,663,856
Expenses and Income:	Cost of revenue	260,353	239,805	767,062	722,675
	Gross profit	344,950	305,643	1,034,400	941,181
	Sales and marketing	104,551	95,146	312,499	291,502
	General and administrative	66,337	63,955	186,653	185,966
	Research and development	34,260	29,192	98,033	87,725
	Income from operations	139,802	117,350	437,215	375,988
	Interest expense, net	(7,004)	(8,311)	(23,503)	(25,291)
	Income before provision for income taxes	132,798	109,039	413,712	350,697
	Provision for income taxes	23,960	15,825	76,464	59,327
Net Income:	Net income	108,838	93,214	337,248	291,370
	Less: Noncontrolling interest in subsidiary's earnings	1	(37)	24	(23)
	Net income attributable to stockholders	$108,837	$93,251	$337,224	$291,393
	Earnings per share: Basic	$1.26	$1.07	$3.91	$3.35
	Earnings per share: Diluted	$1.24	$1.05	$3.85	$3.29
	Shares outstanding: Basic	86,198	86,756	86,206	87,029
	Shares outstanding: Diluted	87,667	88,453	87,633	88,687

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information (Unaudited)
		Three Months Ended		Nine Months Ended
		September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Operating Ratios	Gross profit	57.0%	56.0%	57.4%	56.6%
(as a percentage of revenue):	Sales, marketing, general and administrative expense	28.2%	29.2%	27.7%	28.7%
	Research and development expense	5.7%	5.4%	5.4%	5.3%
	Income from operations[1]	23.1%	21.5%	24.3%	22.6%

[1]Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		September 30, 2019	Percent of Revenue	September 30, 2018	Percent of Revenue

Revenue:	CAG	$533,130		$478,097
	Water	34,906		33,108
	LPD	31,370		29,420
	Other	5,897		4,823
	Total	$605,303		$545,448

Gross Profit:	CAG	$298,089	55.9%	$261,862	54.8%
	Water	25,370	72.7%	23,423	70.7%
	LPD	18,145	57.8%	17,233	58.6%
	Other	2,865	48.6%	2,652	55.0%
	Unallocated Amounts	481	N/A	473	N/A
	Total	$344,950	57.0%	$305,643	56.0%

Income from Operations:	CAG	$124,490	23.4%	$102,241	21.4%
	Water	17,045	48.8%	15,874	47.9%
	LPD	4,994	15.9%	4,007	13.6%
	Other	1,379	23.4%	443	9.2%
	Unallocated Amounts	(8,106)	N/A	(5,215)	N/A
	Total	$139,802	23.1%	$117,350	21.5%

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Nine Months Ended		Nine Months Ended
		September 30, 2019	Percent of Revenue	September 30, 2018	Percent of Revenue

Revenue:	CAG	$1,589,397		$1,456,417
	Water	99,980		94,909
	LPD	95,980		96,658
	Other	16,105		15,872
	Total	$1,801,462		$1,663,856

Gross Profit:	CAG	$897,216	56.5%	$809,705	55.6%
	Water	72,385	72.4%	66,864	70.5%
	LPD	56,882	59.3%	55,567	57.5%
	Other	7,618	47.3%	7,339	46.2%
	Unallocated Amounts	299	N/A	1,706	N/A
	Total	$1,034,400	57.4%	$941,181	56.6%

Income from Operations:	CAG	$384,095	24.2%	$332,435	22.8%
	Water	47,394	47.4%	43,458	45.8%
	LPD	17,637	18.4%	13,439	13.9%
	Other	3,657	22.7%	2,071	13.0%
	Unallocated Amounts	(15,568)	N/A	(15,415)	N/A
	Total	$437,215	24.3%	$375,988	22.6%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

	Three Months Ended

Net Revenue	September 30, 2019	September 30, 2018	Dollar Change	Reported Revenue Growth[1]	Percentage Change from Currency	Percentage Change from Acquisitions	Organic Revenue Growth[1]
CAG	$533,130	$478,097	$55,033	11.5%	(1.2)%	—	12.7%
United States	357,810	319,561	38,249	12.0%	—	—	12.0%
International	175,320	158,536	16,784	10.6%	(3.6)%	—	14.2%
Water	34,906	33,108	1,798	5.4%	(1.7)%	—	7.1%
United States	16,794	15,878	916	5.8%	—	—	5.8%
International	18,112	17,230	882	5.1%	(3.3)%	—	8.4%
LPD	31,370	29,420	1,950	6.6%	(2.9)%	—	9.5%
United States	3,649	3,502	147	4.2%	—	—	4.2%
International	27,721	25,918	1,803	7.0%	(3.3)%	—	10.3%
Other	5,897	4,823	1,074	22.2%	—	—	22.2%
Total Company	$605,303	$545,448	$59,855	11.0%	(1.3)%	—	12.3%
United States	380,184	340,692	39,492	11.6%	—	—	11.6%
International	225,119	204,756	20,363	9.9%	(3.5)%	—	13.4%

	Three Months Ended

Net CAG Revenue	September 30, 2019	September 30, 2018	Dollar Change	Reported Revenue Growth[1]	Percentage Change from Currency	Percentage Change from Acquisitions	Organic Revenue Growth[1]
CAG Diagnostics recurring revenue:	$460,974	$409,162	$51,812	12.7%	(1.2)%	—	13.9%
IDEXX VetLab consumables	177,276	152,509	24,767	16.2%	(1.6)%	—	17.8%
Rapid assay products	58,930	53,821	5,109	9.5%	(0.5)%	—	10.0%
Reference laboratory diagnostic and consulting services	204,919	184,103	20,816	11.3%	(1.2)%	—	12.5%
CAG Diagnostics services and accessories	19,849	18,729	1,120	6.0%	(1.3)%	—	7.3%
CAG Diagnostics capital – instruments	32,608	31,561	1,047	3.3%	(1.6)%	—	4.9%
Veterinary software, services and diagnostic imaging systems	39,548	37,374	2,174	5.8%	(0.3)%	—	6.1%
Net CAG revenue	$533,130	$478,097	$55,033	11.5%	(1.2)%	—	12.7%

[1]See Statements Regarding Non-GAAP Financial Measures, above. Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

	Nine Months Ended

Net Revenue	September 30, 2019	September 30, 2018	Dollar Change	Reported Revenue Growth[1]	Percentage Change from Currency	Percentage Change from Acquisitions	Organic Revenue Growth[1]
CAG	$1,589,397	$1,456,417	$132,980	9.1%	(1.8)%	0.1%	10.9%
United States	1,062,715	962,712	100,003	10.4%	—	0.1%	10.3%
International	526,682	493,705	32,977	6.7%	(5.5)%	0.1%	12.1%
Water	99,980	94,909	5,071	5.3%	(2.9)%	—	8.3%
United States	48,157	45,539	2,618	5.8%	—	—	5.8%
International	51,823	49,370	2,453	5.0%	(5.7)%	—	10.7%
LPD	95,980	96,658	(678)	(0.7)%	(4.8)%	—	4.1%
United States	10,221	10,496	(275)	(2.6)%	—	—	(2.6)%
International	85,759	86,162	(403)	(0.5)%	(5.4)%	—	5.0%
Other	16,105	15,872	233	1.5%	—	—	1.5%
Total Company	$1,801,462	$1,663,856	$137,606	8.3%	(2.1)%	0.1%	10.3%
United States	1,127,347	1,024,889	102,458	10.0%	—	0.1%	9.9%
International	674,115	638,967	35,148	5.5%	(5.4)%	0.1%	10.9%

	Nine Months Ended

Net CAG Revenue	September 30, 2019	September 30, 2018	Dollar Change	Reported Revenue Growth[1]	Percentage Change from Currency	Percentage Change from Acquisitions	Organic Revenue Growth[1]
CAG Diagnostics recurring revenue:	$1,382,196	$1,252,876	$129,320	10.3%	(1.9)%	—	12.2%
IDEXX VetLab consumables	519,646	460,642	59,004	12.8%	(2.4)%	—	15.2%
Rapid assay products	181,966	169,200	12,766	7.5%	(1.0)%	—	8.5%
Reference laboratory diagnostic and consulting services	621,469	568,308	53,161	9.4%	(1.8)%	—	11.1%
CAG Diagnostics services and accessories	59,115	54,726	4,389	8.0%	(2.3)%	—	10.3%
CAG Diagnostics capital – instruments	92,883	97,000	(4,117)	(4.2)%	(2.5)%	—	(1.8)%
Veterinary software, services and diagnostic imaging systems	114,318	106,541	7,777	7.3%	(0.4)%	1.3%	6.4%
Net CAG revenue	$1,589,397	$1,456,417	$132,980	9.1%	(1.8)%	0.1%	10.9%

[1]See Statements Regarding Non-GAAP Financial Measures, above. Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
Amounts in thousands (Unaudited)
		September 30, 2019	December 31, 2018
Assets:	Current Assets:
	Cash and cash equivalents	$103,996	$123,794
	Accounts receivable, net	268,319	248,855
	Inventories	204,893	173,303
	Other current assets	126,174	108,220
	Total current assets	703,382	654,172
	Property and equipment, net	496,584	437,270
	Other long-term assets, net	551,515	445,907
	Total assets	$1,751,481	$1,537,349
Liabilities and Stockholders'
Equity (Deficit):	Current Liabilities:
	Accounts payable	$75,515	$69,534
	Accrued liabilities	278,626	260,683
	Line of credit	229,500	398,937
	Deferred revenue	42,986	41,290
	Total current liabilities	626,627	770,444
	Long-term debt	696,634	601,348
	Other long-term liabilities, net	225,498	174,790
	Total long-term liabilities	922,132	776,138
	Total stockholders' equity (deficit)	202,418	(9,513)
	Noncontrolling interest	304	280
	Total stockholders' equity (deficit)	202,722	(9,233)
	Total liabilities and stockholders' equity (deficit)	$1,751,481	$1,537,349

IDEXX Laboratories, Inc. and Subsidiaries
Select Balance Sheet Information (Unaudited)
		September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Selected Balance Sheet Information:	Days sales outstanding[1]	41.8	41.7	42.0	42.6	44.3
	Inventory turns[2]	2.0	2.1	2.0	2.3	2.1

[1]Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2]Inventory turns represent inventory-related cost of product revenue for the twelve months preceding each quarter-end divided by the average inventory balances at the beginning and end of each quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)
		Nine Months Ended
		September 30, 2019	September 30, 2018
Operating:	Cash Flows from Operating Activities:
	Net income	$337,248	$291,370
	Non-cash charges	91,945	99,386
	Changes in assets and liabilities	(125,448)	(126,320)
	Net cash provided by operating activities	303,745	264,436
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(109,058)	(82,642)
	Purchase of marketable securities	—	(87)
	Proceeds from the sale and maturities of marketable securities	—	284,125
	Acquisition of intangible assets	(255)	(450)
	Acquisition of a business	(304)	(22,500)
	Net cash (used) provided by investing activities	(109,617)	178,446
Financing:	Cash Flows from Financing Activities:
	Repayments on revolving credit facilities, net	(169,532)	(240,500)
	Issuance of senior notes	100,000	—
	Debt issuance costs	(154)	—
	Payment of acquisition-related contingent consideration	(2,255)	(1,266)
	Repurchases of common stock	(160,969)	(263,712)
	Proceeds from exercises of stock options and employee stock purchase plans	28,739	34,595
	Shares withheld for statutory tax withholding on restricted stock	(7,849)	(9,110)
	Net cash used by financing activities	(212,020)	(479,993)
	Net effect of changes in exchange rates on cash	(1,906)	(3,687)
	Net decrease in cash and cash equivalents	(19,798)	(40,798)
	Cash and cash equivalents, beginning of period	123,794	187,675
	Cash and cash equivalents, end of period	$103,996	$146,877

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands except per share data (Unaudited)
		Nine Months Ended
		September 30, 2019	September 30, 2018
Free Cash Flow:	Net cash provided by operating activities	$303,745	$264,436
	Investing cash flows attributable to purchases of property and equipment	(109,058)	(82,642)
	Free cash flow[1]	$194,687	$181,794

[1]See Statements Regarding Non-GAAP Financial Measures, above.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Shares repurchased in the open market	330	302	683	1,284
Shares acquired through employee surrender for statutory tax withholding	1	1	38	50
Total shares repurchased	331	303	721	1,334

Cost of shares repurchased in the open market	$91,051	$73,247	$165,198	$265,209
Cost of shares for employee surrenders	277	390	7,849	9,110
Total cost of shares	$91,328	$73,637	$173,047	$274,319

Average cost per share – open market repurchases	$275.50	$242.78	$241.56	$206.59
Average cost per share – employee surrenders	$286.65	$253.34	$209.20	$181.68
Average cost per share – total	$275.53	$242.83	$239.87	$205.65

Contact: John Ravis, Investor Relations, 1-207-556-8155